UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2015

APPLE HOSPITALITY REIT, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple Hospitality REIT, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 8.01 and 9.01 of Form 8-K.

Item 8.01.                      Other Events.

On February 23, 2015, the Company filed with the Commonwealth of Virginia State Corporation Commission articles of amendment to the amended articles of incorporation of the Company that provide for a 50% reverse share split of the common shares of the Company immediately prior to, but subject to the effectiveness of, the initial listing of the Company’s common shares on a national securities exchange.  The articles of amendment provide that, in the event a listing occurs, each common share of the Company will be reclassified into one-half (1/2) of such common share.  Such reclassified common shares would have the same respective voting rights, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions set forth in the amended articles of incorporation immediately prior to the effectiveness of the reclassification.  As previously disclosed, the articles of amendment were previously approved by the Company’s shareholders at a special meeting of shareholders on February 27, 2014 held in connection with the mergers of the Company, Apple REIT Seven, Inc. and Apple REIT Eight, Inc.  A copy of the Articles of Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

On February 12, 2015, the Company’s Board of Directors approved limiting the existing share redemption program (as reinstated in October 2014) to death of a shareholder only and continuing the price at which redemptions will be made at $9.20 per common share. The Board of Directors will continue to review the redemption program and may, from time to time, change the terms (including the redemption price) of, suspend or terminate the redemption program as it deems prudent.

Item 9.01.                       Financial Statements and Exhibits.

d. Exhibits

Exhibit 3.1                      Articles of Amendment to the Amended Articles of Incorporation of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality REIT, Inc.

By:      /s/ Justin G. Knight
Justin G. Knight
President and Chief Executive Officer

February 25, 2015